Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 related to the Action 2025 Shareholding Plan of Sanofi, of our reports dated February 13, 2025 relating to the financial statements as of and for the year ended December 31, 2024, and the effectiveness of internal control over financial reporting as of December 31, 2024 and our report dated February 23, 2024, except for the effect of the classification as discontinued operations of Opella described in Note D.1.1.2 and for the recast of the segment information described in Note D.35, relating to the financial statements as of December 31, 2023 and 2022 and for the years then ended, as to which the date is February 13, 2025, which appear in Sanofi’s Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers Audit

Neuilly-sur-Seine, France

March 27, 2025